Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-164292 and No. 333-174356) of CIT Group, Inc. of our report dated March 1, 2013 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting.

/s/ PricewaterhouseCoopers

New York, New York

March 1, 2013